Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com
LACROSSE FOOTWEAR RENEWS CREDIT FACILITY
PORTLAND, Ore. — March 9, 2009 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, announced today that Wells Fargo & Company (NYSE: WFC) has extended LaCrosse’s three-year Line of Credit Agreement, providing the same borrowing levels as the prior three-year agreement.
“We’re very pleased that our credit line was renewed based on our strong balance sheet and strong operating performance, despite the turbulent financial markets and generally tight credit environment,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “While we did not borrow against this line during 2007 or 2008 because of our strong cash position, we believe this credit facility offers us additional support for managing our seasonal business cycle and making future strategic investments to grow our business.”
The new Line of Credit Agreement is effective March 1, 2009 through June 30, 2012. As with the prior agreement, the new agreement allows LaCrosse to borrow up to $17.5 million from January to May and up to $30 million from June through December, subject to certain financial covenants, to which the company was in full compliance with during 2008.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com

About Wells Fargo & Company
Wells Fargo & Company is a diversified financial services company with $1.4 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 11,000 stores and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. has the highest credit rating currently given to U.S. banks by Moody’s Investors Service, “Aa1,” and Standard & Poor’s Ratings Services, “AA+.”
End of filing
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